Exhibit 99.1

Mile High Center 1700 Broadway, Suite 2300 Denver, CO 80290-2300 T/ 303.837.1661 F/ 303.861.4023
NEWS RELEASE

Company contact:	John B. Kelso, Director of Investor Relations
303.837.1661 or john.kelso@whiting.com
Whiting Petroleum Corporation Announces Pricing of Public
Offering of Common Stock
DENVER — June 27, 2007 — Whiting Petroleum Corporation (NYSE: WLL) announced today that its public offering of 5,000,000 shares of common stock was priced at $40.50 per share to the public.
Whiting expects the delivery of the shares to occur on July 3, 2007. Whiting has granted to the underwriters a 30-day option to purchase up to 750,000 additional shares of common stock at the same price per share solely to cover overallotments, if any.
Assuming no exercise of the overallotment option, Whiting expects to receive net proceeds from this offering of approximately $193.9 million after deducting underwriting discounts and commissions and estimated expenses of the offering. Whiting intends to use all of the net proceeds that it will receive from the offering to initially repay a portion of the debt currently outstanding under its credit agreement and thereafter to use the increased credit availability to pay for capital expenditures related to accelerated drilling and completion of wells and construction of processing facilities primarily at its Boies Ranch and Jimmy Gulch prospect areas in the Piceance Basin and Robinson Lake prospect area in the Williston Basin.

Merrill Lynch & Co. and J.P. Morgan Securities Inc. acted as joint book-running managers for the offering. The offering is being made only by means of a prospectus and related prospectus supplement, copies of which may be obtained from Merrill Lynch & Co., 4 World Financial Center, New York, New York 10080, and J.P. Morgan Securities Inc., 4 Chase Metrotech Center, CS Level, Brooklyn, New York 11245. An electronic copy of the prospectus is available from the Securities and Exchange Commission’s Web site at www.sec.gov.
This press release is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
About Whiting Petroleum Corporation
Whiting Petroleum Corporation, a Delaware corporation, is an independent oil and gas company that acquires, exploits, develops and explores for crude oil, natural gas and natural gas liquids primarily in the Permian Basin, Rocky Mountains, Mid-Continent, Gulf Coast and Michigan regions of the United States. The Company trades publicly under the symbol WLL on the New York Stock Exchange. For further information, please visit www.whiting.com.

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